EXHIBIT 16

KPMG Peat Marwick LLP
1600 Market Street
Philadelphia, PA 19103-7212

November 21, 1997

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for Aero Services International, Inc. and, under the date of April 15, 1997, we reported on the financial statements of Aero Services International, Inc. as of and for the years ended September 30, 1996 and 1995. On November 14, 1997, our appointment as principal accountants was terminated. We have read Aero Services International, Inc.'s statements included under Item 4 of its Form 8-K dated November 14, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Aero Services International, Inc.'s statement that the change was recommended by the board of directors.

KPMG Peat Marwick LLP